Exhibit 16.1
SEALE and BEERS, CPAs
PCAOB REGISTERED AUDITORS
www.sealebeers.com

April 30, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated April 24, 2014 of Clone Algo, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Hartley Moore Accountancy Corporation was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada

Seale and Beers, 50 S. Jones Blvd, Suite 201 - Las Vegas, NV 891	CPAs PCAOB Registered Auditors Phone: (888)727-8251 Fax: (888)782-2351